UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report August 11, 2004	Commission file number 0-690
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	23-1242500
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

130 EAST MARKET STREET YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

(717) 845-3601
(Registrant's telephone number, including area code)

THE YORK WATER COMPANY

Item 5.	Other Events and Regulation FD Disclosure

YORK WATER COMPANY ANNOUNCES
SETTLEMENT OF RATE CASE

York, Pennsylvania, August 11, 2004: Jeffrey S. Osman, President & CEO of The York Water Company (NASDAQ:YORW), announced today that the Company has filed a settlement of its pending rate case with the Pennsylvania Public Utility Commission. The settlement, which is joined in by all active parties, provides for an increase in annual revenues of $3,500,000.

Osman stated, "This increase is necessary because of the Company's $23 million investment in our Susquehanna River Pipeline Project, which will allow the Company to continue to meet the current and future needs of our customers."

The settlement will increase the average residential gravity customer bill from $20.98 per month to $24.44 per month and the average residential repumped customer bill from $25.72 per month to $29.96 per month.

The settlement must be approved by the presiding Administrative Law Judge Wayne Weismandel and the Pennsylvania Public Utility Commission before increased rates become effective. The settlement provides for increases in rates effective as soon as November 1, 2004, as long as the Company's Susquehanna River Pipeline Project has become operational by that date.

THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

/s/ Jeffrey S. Osman
Date: August 11, 2004	Jeffrey S. Osman President and CEO